Exhibit 15.1

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-228082) of references to our firm and of information contained in our various reports dated February 2014, March 2015, November 2015, December 2015, November 2016, March 2017 and September 2019 relating to estimates of certain coal reserves, appearing in this annual report on Form 20-F for the fiscal year ended June 30, 2019.

Marshall Miller & Associates, Inc.

By:	/s/ Justin S. Douthat
Name:	Justin S. Douthat, PE, MBA
Title:	Vice President
Dated:	October 29, 2019